January 9, 2024
Mr. Seth G. Schuknecht
Dear Seth,
Thank you for your interest and your time to explore employment with Cavco Industries. It has been great sharing the Cavco story with you. We are delighted to extend an offer for you to join the Cavco family. It is my pleasure to confirm your offer as Executive Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer at our Phoenix, Arizona corporate office. Your knowledge, experience, and energy are a great match for the needs of the Company.
The following are the terms of our offer of employment:
1.You would be employed in the capacity of Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer. This is an exempt position. You will report to the Chief Executive Officer, Bill Boor. This offer is contingent upon the favorable completion of background checks and drug testing. The tentative commencement date of your new role will be February 12th, 2024. The conditional employment offer as outlined below will be contingent on Board approval upon receipt of your written acceptance.
2.You will be paid a starting base salary of $350,000 per annum, paid bi-weekly per the Company’s standard practices. All compensation is to be paid in accordance with Cavco’s standard payroll practices and subject to all withholdings and deductions as required by law.
3.You will be eligible to participate in both short-term and long-term incentive programs. Both incentive programs will be prorated for FY2024 based on your start date. Incentive compensation is discretionary and contingent upon various factors including, but not limited to, successful completion of individual performance-based objectives, business unit(s) performance, and/or company performance. In order to qualify for the incentive payment, you must also be a full-time employee in good standing at the time the payment is made. Incentive payments will be paid in accordance with the company’s standard incentive program practices and subject to all withholding and employment taxes required by law.
A.Short-Term Incentive (STI): Your STI bonus target will be 100% of your base salary ($350,000).
Part 1: 75% of the target bonus ($262,500) will follow the structure of the STI program in place for the Senior Leadership Team (SLT) and is driven by business unit earnings.
• $0 payout below threshold
• $131,250.00 (50% of target) payout at threshold
• $262,500.00 (100% of target) payout at target
• $393,750.00 (150% of target) payout at stretch (maximum payout)
• Straight line interpolation between threshold, target, and stretch payout levels
Part 2: 25% of the target annual bonus up to ($87,500) will be determined based on assessment of your performance relative to individual objectives to be determined with your input.

B.Long term incentive (LTI)
Part 1: $140,000 of time-vested Restricted Stock Units (following the program in place for the other executives with a three-year vesting schedule).
Part 2: Performance-based PRSUs - $210,000 broken in two categories:
$105,000.00 relative Total Shareholder Return (TSR) to Peers
• $0 payout below threshold
• $52,500.00 (50% of target) payout at threshold
• $105,000.00 (100% of target) payout at target
• $210,000.00 (200% of target) payout at stretch (maximum payout)
• Straight line interpolation between threshold, target, and stretch payout levels
$105,000.00 relative unit volume to industry shipments
• $0 payout below threshold
• $52,500.00 (50% of target) payout at threshold
• $105,000.00 (100% of target) payout at target
• $210,000.00 (200% of target) payout at stretch (maximum payout)
• Straight line interpolation between threshold, target, and stretch payout levels
For the current fiscal year ending March 31,2024, a pro-rated LTI award will be granted at the next regularly scheduled Board Meeting and is dependent upon Board of Directors approval.
4.Additionally, a one-time equity grant will be processed following your start date, and you will be awarded an additional $100,000 of Restricted Stock Units (RSU). The Restricted Stock Units will be vested over 3 years in increments. This additional equity grant is in consideration of lost equity and bonus potential from previous employment.
5.Additionally, you will participate in our Salaried PTO Plan.
This plan will provide you 160 hours (20 days) of vacation and 40 hours (5 days) of sick leave annually. Both vacation and sick time will be governed by the company’s policies and practices at the time. Cavco reserves the right to change any and all benefits plans, at its sole discretion at any time.
6.As an employee of Cavco Industries Inc., you are also eligible to participate in our benefits plans and program in effect from time to time, including 401k, group medical and life insurance, disability benefits, and other fringe benefits as made available to other similarly situated team members of Cavco, in accordance with and subject to eligibility and other provisions of such plans and programs. The Cavco benefits plans are described in more detail in the attached Benefits Guide. The company reserves the right to change its benefits programs with or without notice in its sole discretion.
7.You will be subject to all applicable employment and other policies of Cavco, which are outlined in the Company’s new hire packet.
8.Upon acceptance, you agree not to solicit and/or enable solicitation of any employee, contractor, or consultant of Cavco or any Cavco subsidiary whether employed by Cavco or not. The non-solicitation agreement is in full force and effect for two years after termination of employment.

9.In addition, you agree not to disclose confidential or proprietary information to anyone for any reason unless compelled to do so by legal order during or after your employment with Cavco for an indefinite period term.
10.The offer is contingent upon the absence of any employment or consulting agreement with another company that would interfere with the responsibilities of the position. By accepting this offer, you confirm that you are able to accept this position and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a former employer or an external consulting agreement. You confirm that you will inform us about any such restrictions and provide us with as much information about them prior to the start of your employment, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.
11.Cavco is an “at-will” employer, and this offer letter is not a guarantee of continued employment. This offer of employment or any other Cavco literature given to you is not, and is not intended to be interpreted to alter the employment relationship between you and Cavco. As an at-will employee, you will be free to terminate your employment with the Company at any time, with or without cause. Likewise, Cavco will have the right to reassign you, to change your compensation, or to terminate your employment at any time, with or without cause or notice.
Seth, we are excited to present this opportunity to join the Cavco Team; we hope that you will accept this offer. There will be many opportunities to utilize your talents in an atmosphere that encourages people to fully realize their potential.
Please indicate your acceptance of our offer by signing below and returning one copy of the letter via email, no later than 5:00 PM MST, January 10th, 2024. If you have any questions about this offer, please reach out to Todd Cantrill, Vice President of HR at 602-283-9266 or todd.cantrill@cavco.com.
Sincerely,

Bill Boor
President and CEO

I hereby certify my understanding that my employment will be “at-will” and that neither me nor any company representative have entered into a contract of any kind regarding the terms or duration of my employment. Cavco is an “at-will” employer, and this offer is not a guarantee of continued employment. This offer of employment or any other Cavco literature given to me is not, and is not intended to be interpreted to alter the employment relationship between me and Cavco. As an at-will employee, I will be free to terminate my employment with the Company at any time, with or without cause or advance notice. Likewise, Cavco will have the right to reassign me, to change my compensation, or to terminate my employment at any time, with or without cause or advance notice.

ACCEPTED AND AGREED: _Seth Schuknecht ___________________

Signature: /s/ Seth Schuknecht Date: Jan 30, 2024